Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES THE RETENTION OF UBS SECURITIES LLC TO

CONDUCT A FORMAL SALE PROCESS FOR THE COMPANY

Greenwich, CT – June 7, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that, upon the recommendation of the Special Committee of the Board of Directors, the full Board of Directors (the “Board”) has determined to retain UBS Securities LLC to conduct a formal sale process for the Company in order to seek the highest price reasonably obtainable for the stockholders of the Company.  It is expected that the formal sale process will commence promptly after the Company files its annual report on Form 10-K for the fiscal year ended December 31, 2004, which the Company currently believes will be filed by June 17, 2005.

Brian Fitzgerald, Chairman, President and CEO of the Company, recommended to the Board that it consider initiating a formal sale process as the best way to seek to maximize stockholder value.  After interviewing various investment banking firms with respect to the attractiveness and advisability of such a formal sale process, the Board asked the Special Committee to provide its recommendation as to whether the Company should switch to a formal sale process.  On May 27, 2005, the Special Committee recommended, and the full Board approved, the formal sale process and the retention of UBS Securities LLC to conduct the process.  UBS Securities LLC was retained on June 6, 2005.

In response to a question from the Special Committee, Brian Fitzgerald, who controls approximately 81% of the Company’s common stock, has declared his full support for the formal sale process and has committed to sell the shares he controls if appropriate value is achieved in the transaction.  As a declared seller in the formal sale process, Mr. Fitzgerald stated to the Board that he would not participate as a bidder in such process.  While the formal sale process will be conducted by the full Board, the Special Committee and its legal and financial advisors will continue to be available to consider any conflicts of interest that may arise in the process or otherwise address any additional matters referred to the Special Committee by the Board.

“We have made tremendous progress over the last year and one-half in addressing various challenges that the Company has faced,” stated Mr. Fitzgerald.  “At the same time, the market for control of companies such as ours has recovered considerably.  The Company is now a stronger and more valuable property, and we owe it to all of our stockholders to seek out the best price reasonably obtainable for the Company under these much improved circumstances.”

Mr. M. Paul Kelly, a member of the Special Committee, added that “the Special Committee and its financial and legal advisors have worked hard over the past year and one-half to maximize value for the Company’s public stockholders.  The Committee fully supports the new course of action and believes that a formal sale process represents the most efficient way to achieve the best result for the public stockholders.”

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file its 2004 Form 10-K and First Quarter Form 10-Q, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.